Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-194840, No. 333-201983, No. 333-209520 No. 333-216001, No. 333-222959, No. 333-252779 and No. 333-262514) on Form S-8 of our report dated August 5, 2022, with respect to the consolidated financial statements of Paylocity Holding Corporation (the Company) and the effectiveness of internal control over financial reporting.

Our report dated August 5, 2022 on the effectiveness of internal control over financial reporting as of June 30, 2022 contains an explanatory paragraph that states that the Company acquired Blue Marble Payroll, LLC in August 2021 and Cloudsnap, Inc. in January 2022 (the Acquired Businesses), and management excluded these Acquired Businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2022. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Businesses.

/s/ KPMG LLP
Chicago, Illinois
August 5, 2022